EXHIBIT 99.1

EXHIBIT 99.1
GEOGLOBAL REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Calgary, Alberta, Canada, August 10, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) today announced operating highlights and selected financial results for the quarter ended June 30, 2012. All amounts are in U.S. dollars unless otherwise noted.

Selected Operational Highlights

Since April 1, 2012 the Company has announced:

•
Emanuelle Energy Ltd., a wholly-owned subsidiary of The Israel Land Development - Energy Ltd., (“ILDE”) has given notice that it elects to exercise its participating option interest of 7.128 percent in the 388/Samuel License offshore Israel;

•	Election of Mr. Eli Cohen, Executive Vice President of the Israel Land Development Company (“ILDC”), to the Company’s Board of Directors, expanding the number of directors of the Company to six;
•
Commencement of its drilling program offshore Israel with the spudding of the Myra-1 well located in the Levantine basin approximately 80 kilometers off the coast of Israel, in approximately 1,500 meters of water. On August 7, 2012 the Company announced it was sidetracking the well following a stuck pipe incident; drilling is ongoing and the well is expected to reach total depth in early September;

•
Grant of an extension by the Ministry of Energy and Water of the State of Israel of the dates for the execution of a drilling rig contract and the spudding of the first well on the Samuel offshore license to October 31, 2012 and April 30, 2013, respectively;

•	Sale of 8,500,000 shares acquired in the Securities Purchase and Exchange Agreement between the Company and ILDE for net proceeds to GeoGlobal of approximately US$1.4 million; and
•
Completion of drilling operations and initiation of testing on the Punam-1 well on the RJ-20 block onshore India based on positive indications of oil-bearing formations within the targeted Bilara-Jodhpur reservoirs. The oil samples recovered from the wireline formation tests and conventional testing program have a density of 17-degree API. Based on this oil discovery, the consortium is pursuing a further extension of Exploration Phase-I to complete the minimum work program commitments on this block.

“The key highlights for the quarter centered on our advancing Israeli initiative including the spudding of our first well offshore Israel,” said Paul B. Miller, President and CEO of GeoGlobal. “As previously announced, the Company is sidetracking the Myra-1 well following an unexpected “loss of circulation” event. To this point we have not obtained any information, either positive or negative, with respect to the presence of hydrocarbons in the well. The Company is continuing drilling to reach the gas target. We also continue to finalize preparations for the drilling of additional wells in Israel, which included securing an extension to the drilling deadlines at the Samuel license.”

Financial Review

All of the Company’s oil and gas sales were derived from production of six wells in India. Oil and gas sales for the three months ended June 30, 2012 were $149,000 compared with $108,000 for the three months ended June 30, 2011. Oil and gas sales for the six months ended June 30, 2012 were $270,000 compared with $251,000 for the six months ended June 30, 2011. These increases are mainly attributable to an increase in the oil and gas production and sales for the three and six month periods ended June 30, 2012 combined with an increase in the average oil price when compared to the same periods in 2011.

Oil sales are currently based on the spot price based on discount to the Nigeria Bonny Light Crude bench mark. To date, none of GeoGlobal's production has been hedged. All associated natural gas is sold to local markets at a firm contract price of $7.00 per Mcf adjusted for rebate/premium on account of calorific value.

Operating costs for the three months ended June 30, 2012 remained fairly constant at $35,000 or $20.05 per BOE compared with $34,000 or $22.33 per BOE for the three months ended June 30, 2011. Operating costs for the six months ended June 30, 2012 remained fairly constant at $72,000 or $19.02 per BOE compared with

$68,000 or $20.76 per BOE for the six months ended June 30, 2011. The operating costs include handling and processing charges, transportation costs and utilities, maintenance and tank rental charges and contain a fixed and variable portion.

For the three months ended June 30, 2012, general and administrative expenses decreased to $362,000 from $1,220,000 for the three months ended June 30, 2011. This decrease is mostly attributable to management’s efforts on overall cost control. These efforts include a reduction in the Directors’ and Special Committee fees by $122,000 and a decrease in salaries and benefits of $53,000.

There was also a decrease in stock-based compensation costs of $223,000 to $23,000 for the three months ended June 30, 2012 from $246,000 for the comparative three months in 2011. These compensation costs are for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants. Further, there were additional reductions in travel and hotel by $134,000, meals and entertainment of $14,000, dues, subscriptions and training by $16,000, bank guarantee fees of $94,000 and computer hardware and software costs of $13,000 for the three months ended June 30, 2012 when compared to the same three month period in 2011. An increase in overhead recoveries as a result of our increased activity in Israel further contributed to the reduction in general and administrative costs by $162,000.

For the six months ended June 30, 2012, our general and administrative expenses decreased to $812,000 compared with $2,300,000 for the six months ended June 30, 2011. This decrease is mostly attributable to management’s efforts on overall cost control. The result of these efforts include a reduction of $186,000 in the Directors’ and Special Committee fees and a decrease in salaries and benefits of $176,000, which mostly relate to bonuses in 2011 paid to directors and employees that were not paid in 2012.

There was also a decrease in stock-based compensation costs by $431,000 to $59,000 for the six months ended June 30, 2012 compared with $490,000 for the six months ended June 30, 2011. These compensation costs are for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants. Further, there were additional reductions in travel and hotel by $98,000 and bank guarantee fees of $142,000. An increase in our overhead recoveries as a result of our increased activity in Israel further contributed to the reduction in general and administrative costs by $459,000.

General and administrative expenses for the three and six month periods also include costs related to the corporate head office including rent and office costs, insurance, NYSE listing and filing fees, investor relations services and transfer agent fees and services.

For the three and six months ended June 30, 2012, the Company incurred $1.04 million of impairment of oil and gas properties compared to $nil for the three and six months ended June 30, 2011. Any impairment to unproved properties is transferred to full cost pool of proved properties which subject to ceiling test limitations and impairment charges is recorded if the net capitalized cost of proved oil and gas properties exceed the ceiling test limitations.

During the three months ended June 30, 2012, the Company incurred a net loss of approximately $1.8 million, used approximately $1.3 million of cash flow in its operating activities, used approximately $4.7 million in its investing activities and had an accumulated deficit of approximately $62.9 million.

At June 30, 2012, the Company had cash and cash equivalents of $14.2 million (December 31, 2011 - $10.5 million), of which $13.9 million is committed to carry out exploration activities of the Myra and Sara joint venture. The residual cash balance of $0.3 million is available for general operations of the Company. The majority of this balance is being held in U.S. funds, of which $6.6 million is held in term deposits. At June 30, 2012, GeoGlobal had current assets of $67.5 million and current liabilities of $70.4 million, or a working capital deficiency of $2.9 million.

Outlook

Management expects exploration and development activities pursuant to its Production Sharing Contracts in India will continue through 2012 in accordance with the terms of those agreements. During 2012, the Company expects to complete the drilling of two deepwater exploration wells, one in each of the Myra and Sara licenses, with drilling at the Myra license ongoing. In addition, the Company is expected to complete the processing and interpretation of the recently acquired 43 square kilometers of ocean bottom cable 3D seismic data and commence drilling the first exploration well in the Samuel license.

The Company has filed with the US and Canadian Regulatory authorities its unaudited consolidated financial statements for the quarter ended June 30, 2012.

Set forth below is certain financial information taken from the unaudited consolidated financial statements.

	June 30, 2012	December 31, 2011
	US$	US$
Current assets	67,510,845	71,047,262
Property and equipment	46,617,746	42,580,105
Total assets	116,146,440	114,967,629
Current liabilities	70,366,447	72,978,114
Total liabilities	71,163,656	73,744,826
Stockholders’ equity	44,982,784	41,222,803

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
Oil and gas sales	148,571	108,114	270,313	251,026
Interest Income	3,580	9,788	7,514	20,202
Total expenses	2,000,146	1,764,350	2,985,730	3,379,896
Net loss and comprehensive loss	(1,853,316)	(1,649,683)	(2,721,149)	(3,131,100)
Net loss per share – basic and diluted	(0.02)	(0.02)	(0.02)	(0.04)

Conference Call Details
GeoGlobal is electing to postpone its quarterly conference call until completion of the drilling on the Myra-1 well so that it can provide a more comprehensive update to shareholders at that time. The Company will provide specific information with respect to the timing of the call once the details have been determined but currently expects it will take place sometime during the first two weeks of September.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling and spudding activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	Debby Communications Moshe Debby
Phone: +1-403-777-9250 Email: info@geoglobal.com	Phone : +1-972-3-5683000 Email : moshe@debby.co.il

The Equicom Group
Dave Feick, Managing Director, Western Canada
Phone: +1-403-218-2839 Email: dfeick@equicomgroup.com